FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 11 day of December, 2017, by and between RMB Investors Trust, a Delaware statutory trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement).  The services and duties of USBFS shall be confined to those matters expressly set forth herein, provided, however, that in the event any additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to each Fund:

A.          Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices and currency exchange rates from pricing sources approved by the board of trustees of the Trust (the “Board of Trustees”) and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.           Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

(4)	Provide expense accrual and payment reporting.

C.           Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for the Fund.

(4)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

D.           Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.            Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records required by and according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)
In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’s fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

(5)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

(6)	Establish and maintain business continuity policies and standards that include data file backup and recovery procedures that comply with all applicable regulatory requirements.

F.            Fund Pricing Transmission

(1)	The Funds Transfer Agent is BNY Mellon Investment Servicing (US) Inc (BNYM) and uses PRAT application for receiving fund prices.

(2)	Starting March 1, 2018, USBFS will directly transfer the net asset value (“NAV”) of the Funds to BNYM in the PRAT format via a Secure File Transmision Protocol (SFTP), set up by the Trust.

(3)
Until the Trust has set up the SFTP, USBFS will send the NAV of the Funds in the PRAT format to BNYM as an attachment by a electronic mail and after the SFTP is set up, will continue to do that as a backup.

(4)
USBFS will not (manually) enter or upload the NAV’s of the Funds into the PRAT system after February 28, 2018. After February 28, 2018, the BNYM PRAT application will upload application will upload the NAV automatically to the BNYM recordkeeping system using the files directly transferred utilizing the SFTP.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”).  The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  The Trust’s right to use the Data cannot be passed to or shared with any other entity, except as required by applicable law.

The Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to the Trust if USBFS’ suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Trust.  USBFS will provide advance notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.
For each valuation date, USBFS shall obtain prices and currency exchange rates from pricing sources recommended by USBFS and approved by the Board of Trustees and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments and there are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best; (ii) no evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (iii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iv) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written notice to USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by written consent of both parties to this Agreement).  USBFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred by USBFS in performing its duties under this Agreement,  The Trust shall pay all such fees and reimbursable expenses within 60 calendar days following receipt of the billing notice (which shall appropriately allocate such fees and expenses among the Funds), except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree on the amount to be paid, if any.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund

8.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
USBFS represents and warrants to the Trust that the services and/or Data and the Trust’s use of the services and/or Data does not and shall not infringe upon any intellectual property rights of any third party, and there is currently no actual or threatened suit against USBFS by any third party based on an alleged violation of such intellectual property rights. This warranty shall survive the expiration or termination of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall at all times act in good faith and exercise reasonable care, prudence and due diligence in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS acted in good faith and has exercised reasonable care, prudence and due diligence in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’ (or its representatives’) refusal or failure to comply with the terms of this Agreement, violation of applicable law or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the trustees, officers, employees and representatives of the Trust and each Fund.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement. In the event of a failure or delay, USBFS shall not discriminate against any Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Fund upon discovery of any administrative error.

In no case shall either party be liable to the other for (i) any special, punitive, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

The Trust will notify USBFS of any discrepancy between USBFS’ and the Trust’s records, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
USBFS agrees on behalf of itself and its directors, officers, employees and other such representatives to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust (including, for the avoidance of doubt, investment strategies) and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by order from a court, regulatory agency or other governmental authority having competent jurisdiction, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph. To the extent practicable, USBFS shall give the Trust reasonable advance notice of a disclosure under (ii) above to enable to the Trust to take such actions as it may deem necessary and appropriate to prohibit such disclosure.

B.
Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.  In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trust or any Shareholder (the “Information Security Program”).  The Information Security Program complies and shall comply with reasonable information security practices within the industry.  Upon written request from the Trust, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Trust in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Information of the Trust (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”).  USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach.     In addition to, and without limiting the foregoing, USBFS promptly cooperate with the Trust or any of their affiliates’ regulators at USBFS’s expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.  Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.
The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

USBFS shall keep complete and accurate records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Compliance with Laws
The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements. All costs associated with identification and compliance with USBFS regulatory requirements shall be borne by USBFS, unless otherwise agreed by the Trust in writing.

14.	Term of Agreement; Amendment

A.
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “initial term”).  However, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

B.
Subsequent to the end of the initial term, this Agreement automatically continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the material breach of the other party of any term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

C.
The Trust may terminate this Agreement as to the Trust or a Fund with thirty (30) days prior written notice to USBFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and USBFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Trust may provide USBFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Trust terminates this Agreement as to the Trust or a Fund based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 16 of this Agreement as to the Trust, or, in the event of the termination of a Fund, as to the terminated Fund.

D.
Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trust shall not be obligated to pay an early termination fee under Section 16(a) of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; (ii), or (ii) the relevant federal or state authority withdrawing its authorization of either party.

15.	Early Termination

In the absence of a termination by the Trust for USBFS’ material breach of this Agreement (Section 15(B)), or termination because of a Regulatory Issue (Section 15(C)), or the Trust’s termination pursuant to Section 15(D), should the Trust elect to otherwise terminate this Agreement as to the Trust or a Fund prior to the end of the initial term, the Trust, as to the Trust or the Fund, agrees to pay the following fees:

a.	all monthly fees through the end of the initial term, or twelve (12) month, whichever is less, , including the repayment of any negotiated discounts;
b.	all reasonable and market fees associated with converting services to a successor service provider,;

c.	all reasonable and market fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider,;
d.	all reasonable miscellaneouscosts associated with a. to c. above.

16.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach of this Agreement by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. Upon the completion of such delivery and transfer, USBFS shall notify the successor of such completion. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.          Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of USBFS, or by USBFS without the prior written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.          No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.          Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.          Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
ATTN:  President

and notice to the Trust shall be sent to:

RMB Investors Trust
115 S. LaSalle, 34 th Floor,
Chicago, Illinois 60603

24.          Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.  The execution and delivery of this Agreement may occur by facsimile or by email in portable document format (PDF), and facsimile or PDF signatures or copies of signatures shall have the full force and effect of the original signatures.

25.          Trust and Shareholder Liability

USBFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust and/or Fund pursuant to this Agreement shall be limited in all cases to that Trust and/or Fund and its assets, and if the liability relates to the Trust and/or Funds, the obligations hereunder shall be limited to the respective assets of the Trust and/or Funds. USBFS further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust and/or Fund, nor from the Trustees, any individual Trustee of the Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefore.

26.          Insurance

USBFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers’ errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBFS shall provide evidence that coverage is in place. USBFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. USBFS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by USBFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

27.	Entire Agreement.

 This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

RMB INVESTORS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Walter H. Clark	By:	/s/Anita M. Zagrodnik

Name:	Walter H. Clark	Name:	Anita M. Zagrodnik

Title:	President	Title:	Senior VP

Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Series of RMB Investors Trust
Name of Series

RMB JAPAN FUND
Investor Class
Class I

RMB INTERNATIONAL FUND
Investor Class
Class I

RMB INTERNATIONAL SMALL CAP FUND
Investor Class Class I

Exhibit B
to the
Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at December 2017

Annual Fee Based Upon Average Net Assets a the Complex Level*
__ basis points on the first $1 billion
__ basis points on the balance

Minimum Annual Fee: $___ for three funds. Add $___ to the minimum for each additional fund.

▪	Additional fee of $___ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$___ – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$___ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___ – Bank Loans
▪	$___ – Swaptions
▪	$___ – Intraday money market funds pricing, up to 3 times per day
▪	$___ – Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$___ per Foreign Equity Security per Month
▪	$___ per Domestic Equity Security per Month
▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
▪	$___ per security per month for fund administrative data

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Chief Compliance Officer Support Fee*

▪	$___ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule:
FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting,  investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit B (continued) to the Fund Accounting Servicing Agreement

Fund Administration & Compliance Portfolio Services- Additional Services Fee Schedule at December 2017

▪	Tax Free Transfer In-Kind Cost Basis Tracking* – $___ per sub-account per year

Daily Compliance Services

▪	Base fee – $___ per fund per year
▪	Setup – $___ per fund group

Section 18 Compliance Testing

▪	$___ set up fee per fund complex
▪	$___ per fund per month

Section 15(c) Reporting

▪	$___ per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
* Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-      Performance reporting package: Peer Comparison Report
▪	Standard data source – Morningstar; additional charges will apply for other data services

Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal

▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	0 – 10 users – $___
▪	10 – 20 users – $___
▪	20 – 30 users – $___
▪	30 – 40 users – $___

Diligent Boardbooks

▪	Online portal to access board book documents. Each user will receive both online and offline capability access
▪	Minimum fee (includes 1 board, 1 committee and 12 users)
▪	12 users may consist of any combination of Board Members/ Executives and Administrators
▪	Accessing Entities and Individuals	Installation Fee	Annual Fee
	Affiliate Package	$___	$___
	Additional Boards	$___	$___
	Additional Committees/Meeting Groups	$___	$___
	Additional Online & Offline Users (Board Members/Execs)	$___	$___
	Online and Offline Users (Administrative)	$___	$___